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                                  EXHIBIT 11.1
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
          COMPUTATION OF EARNINGS PER COMMON SHARE ASSUMING NO DILUTION



                                                                        For Three Months         For the Nine Months
                                                                       Ended September 30         Ended September 30
                                                                    ------------------------------------------------
Dollars and shares in thousands, except per share amounts                1997         1996         1997         1996
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Earnings from continuing operations
per share assuming no dilution (a)
Earnings from continuing operations .............................   $ 176,856    $ 133,517    $ 520,966    $ 452,815
Preferred stock dividend ........................................          --           --           --      (17,938)
Non-cash charge related to exchange of preferred stock ..........          --      (54,246)          --      (54,246)
                                                                    ------------------------------------------------
   Earnings from continuing operations
      applicable to common stock ................................     176,856       79,271      520,966      380,631
Weighted average common stock outstanding .......................     247,367      248,668      249,153      248,211
                                                                    ------------------------------------------------
      Earnings from continuing operations
         per common share .......................................   $    0.71    $    0.32    $    2.09    $    1.54
                                                                    ------------------------------------------------
Earnings (loss) from discontinued operations
per share assuming no dilution (a)
Earnings (loss) applicable to common stock ......................   $      --    $  37,247    $ (44,243)   $  80,091
Weighted average common stock outstanding .......................     247,367      248,668      249,153      248,211
                                                                    ------------------------------------------------
      Earnings (loss) from discontinued operations
         per common share .......................................   $      --    $    0.15    $   (0.18)   $    0.32
                                                                    ------------------------------------------------
Loss from extraordinary item
per share assuming no dilution (a)
   Early extinguishment of debt .................................   $      --    $    --      $ (37,820)   $      --
Weighted average common stock outstanding .......................     247,367         --        249,153           --
                                                                    ------------------------------------------------
      Loss from extraordinary item
         per common share .......................................          --         --          (0.15)          --
                                                                    ------------------------------------------------
            Net earnings per common share
               assuming no dilution .............................   $    0.71    $    0.47    $    1.76    $    1.86
                                                                    ------------------------------------------------

(a) The dilutive effect of common stock equivalents is less than 3 percent for the three and nine months ended September 30, 1997 and 1996

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